Exhibit 99.2

Second Quarter 2016 Earnings
July 26, 2016

Dear Shareholder,

It is my pleasure to announce our financial results for the second quarter of 2016. Our net income for the three month period ended June 30, 2016 was $3.41 million resulting in earnings per common share of $0.44, compared to $4.10 million and $0.53 for the second quarter 2015. During the six month periods ended June 30, 2016 and 2015, we reported net income of $6.42 million and $7.77 million, and earnings per common share of $0.82 and $1.00, respectively.

While net interest income for the first six months of 2016 increased $501,000 in comparison to the same period in 2015, our net income and earnings per common share declined as a result of changes in the provision for loan losses. During the first six months of 2016, net loan recoveries of $32,000 and the increase in gross loans during the period of $69.10 million resulted in recording a provision for loan losses in the amount of $168,000. By contrast, during the first six months of 2015, net recoveries of $161,000 and a reduction in gross loans during the period of $4.72 million resulted in a reversal of the provision for loan losses in the amount of $1.261 million.

The increase in net interest income for the first six months of 2016 is largely driven by overall growth in the loan portfolio. Total loans for the period ended June 30, 2016 grew by $69.10 million from December 31, 2015 with much of the growth occurring in the commercial loan portfolio of $51.99 million. Strategies the Corporation implemented during the second quarter of 2016 related to residential mortgage and consumer loans also contributed to the increased volume. Residential mortgage loans and consumer loans at the end of the second quarter 2016 were $255.12 million and $37.59 million, compared to $251.50 million and $34.70 million as of December 31, 2015. In the second quarter of 2016, the Corporation streamlined delivery channels for direct and indirect loans in order to attract new customers and generate growth in the consumer loan portfolio.

During the second quarter of 2016, the Corporation also paid a $0.24 per common share cash dividend which represented a 4.35% increase over the per common share cash dividend for the second quarter of 2015. Based on the Corporation’s average stock price of $27.78 for the month of June 2016, the annualized cash dividend yield was 3.46%.

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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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Over the past few months, we have enhanced our Online Banking and Bill Pay service, began the renovation to our recently acquired Midland office, converted our Debit Card to EMV MasterCard®, and increased our consumer loan efficiency. In addition, we have begun several other projects to enhance the customer experience as well as improved processes and we are committed to looking for new opportunities, relationships, and growth.

On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have any questions or comments, please email me at jevans@isabellabank.com or call me at 989.779.6215.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.